Exhibit 3.12

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

BEAR CREEK GARDENS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Bear Creek Gardens, Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article One thereof and by substituting in lieu of said Article the following new Article:

“Article One: The name of the corporation is Jackson & Perkins Wholesale, Inc.”

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on

/s/ WILLIAM H. WILLIAMS
William H. Williams, President and Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

JACKSON & PERKINS WHOLESALE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That by Unanimous Written Consent of the Board of Directors of Jackson & Perkins Wholesale, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholder of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article Four” so that, as amended, said Article shall be and read as follows:

“Article Four: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares. All of said shares shall be common stock with a par value of $.01 per share.”

SECOND: That thereafter, pursuant to resolution by Written Consent of its sole stockholder, Bear Creek Corporation, a Delaware corporation, consented to and approved the amendment in accordance with Section 228 of the General Corporation law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said JACKSON & PERKINS WHOLESALE, INC. has caused this certificate to be signed by Robert E. Bluth, an Authorized Officer, this 28TH day of February, 2004.

By:	/s/ ROBERT E. BLUTH
Authorized Officer
Title:	Senior Vice President, General Counsel and
Assistant Secretary
Name:	Robert E. Bluth

21447-67	737334035

CERTIFICATE OF INCORPORATION

OF

BEAR CREEK GARDENS, INC.

ARTICLE ONE

The name of this corporation is Bear Creek Gardens, Inc.

ARTICLE TWO

The address of its registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

ARTICLE THREE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares. All of said shares shall be common stock with a par value of $.01 per share.

Amended: February 7, 2004

ARTICLE FIVE

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of the General Corporation Law of Delaware as in effect from time to time (hereinafter the “Delaware Law”), cannot be eliminated.

The corporation shall, to the fullest extent permitted by Delaware Law, indemnify any director or officer of the corporation (the “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such Indemnitee is or was serving as a director, officer, employee, agent, fiduciary or co-founder of the corporation, or is or was serving another entity as a director, officer, employee, fiduciary or agent at the request of the corporation, against all expenses and liabilities actually and reasonably incurred by such Indemnitee in connection with such Proceeding.

The right to indemnification conferred by this Article Five shall be presumed to have been relied upon by an Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by Delaware Law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to perform the obligations provided for in this Article Five or in any such contract.

Upon making a request for indemnification, an Indemintee shall be presumed to be entitled to indemnification under this Article Five and the corporation shall have the burden of proof to overcome that presumption. Such indemnification shall include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with any Proceeding, consistent with the provisions of Delaware Law.

Any repeal or amendment of the foregoing provisions of this Article Five shall not adversely affect any right or protection of any director or any Indemnitee existing at the time of such repeal or amendment.

ARTICLE SIX

The name and mailing address of the incorporator is as follows:

Name : Edward W. Beck, Esq.

Mailing Address:	c/o Shaklee Corporation 444 Market Street San Francisco, CA 94111

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein are true, and I have accordingly hereto set forth my hand this 19th day of November 1987.

/s/ EDWARD W. BECK
Edward W. Beck, Esq.
Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Bear Creek Gardens, Inc.

2. The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on January 13, 1999.

/S/ EDWARD W. BECK
Edward W. Beck, Secretary